                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                      EXE TECHNOLOGIES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                                     N/A
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             EXE TECHNOLOGIES, INC.
                             8787 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 31, 2001

                            ------------------------

To the Stockholders of

  EXE TECHNOLOGIES, INC.

    The Annual Meeting of Stockholders of EXE Technologies, Inc. (the "Company") will be held at the offices of the Company at 8787 Stemmons Freeway, Dallas, Texas 75247, on Thursday, May 31, 2001 at 10:00 a.m., local time, to consider and act upon the following matters:

    1.  To elect three Class I directors to serve for the ensuing three years;

    2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on Wednesday, April 4, 2001, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          /s/ CHRISTOPHER F. WRIGHT

                                          Christopher F. Wright, SECRETARY

Dallas, Texas
April 30, 2001
    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                             EXE TECHNOLOGIES, INC.
                             8787 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247

                            ------------------------

                                PROXY STATEMENT
                  FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 31, 2001

                            ------------------------

GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EXE Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 31, 2001, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, or by voting in person at the Annual Meeting.

    The Company's Annual Report for the fiscal year ended December 31, 2000, was mailed to stockholders, along with these proxy materials, on or about May 7, 2001.

QUORUM REQUIREMENT

    At the close of business on April 4, 2001, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 45,336,893 shares of Common Stock, par value $0.01 per share (the "Common Stock") of the Company, constituting all of the outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

    The holders of one-third of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

VOTES REQUIRED

    The affirmative vote of the holders of Common Stock representing a plurality of the votes cast at the Annual Meeting by the holders of Common Stock is required for the election of directors. The affirmative vote of the holders of Common Stock representing a majority of the votes cast at the Annual Meeting by the holders of Common Stock is required to ratify the selection of Ernst &
Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

    Shares which abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will not be voted in favor of such matter, and also will not be counted as votes cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the election of directors, which requires the affirmative vote of a plurality of the votes cast on the matter. Abstentions and "broker non-votes" will also have no effect on the voting on the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001, which requires the affirmative vote of the holders of a majority of the votes cast on the matter.

BENEFICIAL OWNERSHIP OF VOTING STOCK

    The following table sets forth the beneficial ownership of the Company's Common Stock as of February 1, 2001, (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) by all current directors and executive officers as a group.

                                                          NUMBER OF SHARES OF       PERCENTAGE OF
NAME AND ADDRESS OF                                          COMMON STOCK               COMMON
BENEFICIAL OWNER                                         BENEFICIALLY OWNED(1)   STOCK OUTSTANDING(2)
-------------------                                      ---------------------   --------------------
5% STOCKHOLDERS
General Atlantic Partners, LLC(3)......................        12,087,562                26.8%
Steven A. Denning(3)...................................        12,087,562                26.8%
Lyle A. Baack..........................................         4,802,188                10.6%
Jay C. Hoag(4).........................................         4,098,000                 9.1%
Entities Associated With Technology Crossover
  Ventures(4)..........................................         4,098,000                 9.1%
Raymond R. Hood(5).....................................         3,862,500                 8.5%
Adam C. Belsky(6)......................................         3,612,500                 8.0%

OTHER DIRECTORS AND NAMED EXECUTIVE OFFICERS
David E. Alcala(7).....................................           433,186                 1.0%
Frederick S. Gattelaro(8)..............................           105,000                   *
Christopher F. Wright(9)...............................           105,000                   *
Richard J. Sherman(10).................................            64,888                   *
Jeffrey R. Rodek(11)...................................            28,750                   *
Klaus P. Besier(12)....................................            18,750                   *
Gregory A. Brady.......................................             5,000                   *
J. Michael Cline.......................................                --                  --
Michael J. Durham......................................                --                  --
ALL CURRENT DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (15 PERSONS)(13).....................................        30,594,469                66.4%

--------------------------

*   Less than 1%.

(1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to the knowledge of the Company based upon information provided by such persons, each person listed above has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares listed. For purposes of this table, each person is deemed to beneficially own any shares subject to stock options, warrants or other securities convertible into Common Stock, held by such person which are currently exercisable (or convertible) within 60 days after February 1, 2001. Unless otherwise indicated, the address of each beneficial owner is c/o EXE Technologies, Inc., 8787 Stemmons Freeway, Dallas, Texas 75247.

(2) As of February 1, 2001, on which date there were a total of 45,102,277 shares of Common Stock outstanding.

(3) Includes 9,544,746 shares of Common Stock held by General Atlantic Partners 41, L.P. ("GAP 41"), 1,792,816 shares of Common Stock held by GAP Coinvestment Partners, L.P. ("GAPCO"), 629,650 shares of Common Stock held by General Atlantic Partners 57, L.P. ("GAP57") and 120,350 shares of Common Stock held by GAP Coinvestment Partners II, L.P. ("GAPCOII"). General Atlantic Partners, LLC ("GAPLLC") is the general partner of GAP41 and GAP57. The managing members of GAPLLC are also the general partners of GAPCO and GAPCOII. GAP41, GAP57, GAPLLC, GAPCO and GAPCOII are a "group" within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Steven A. Denning, a director of the Company, is a managing member of GAPLLC and a general partner of each of GAPCO and GAPCOII. Mr. Denning disclaims beneficial ownership of all of such securities except to the extent of his pecuniary interest therein. In addition, pursuant to an Option Agreement, dated as of September 15, 1997, among GAP 41, GAPCO and David Alcala, GAP 41 granted to Mr. Alcala an option to purchase, at the exercise price of $2.1865 per share, 57,760 shares held by GAP 41, and GAPCO granted to Mr. Alcala an option to purchase, at the exercise price of $2.1865 per share, 10,843 shares held by GAPCO. The address for Mr. Denning and the various GAP entities is c/o General Atlantic Service Corporation,
    3 Pickwick Plaza, Greenwich, Connecticut 06830.

(4) Includes 3,756,773 shares of Common Stock held by TCV III (Q), L.P.,
    170,126 shares of Common Stock held by TCV III Strategic Partners, L.P., 141,344 shares of Common Stock held by TCV III, L.P. and 29,757 shares of Common Stock held by TCV III (GP) (the "TCV Funds"). Mr. Hoag, a director of the Company, and Richard H. Kimball are the sole managing members of Technology Crossover Management III, L.L.C., which is the general partner of each of the TCV Funds. Each of Mr. Hoag and Mr. Kimball disclaims beneficial ownership of all such securities except to the extent of his pecuniary interest therein. The address for each of these persons and entities is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.

(5) Includes 1,000,000 shares held by Hood Partnership, Ltd., 131,000 shares held by the Adam Belsky Irrevocable GST Exempt Trust, of which Mr. Hood is the sole trustee, 500,000 shares held by Mr. Hood's former spouse, over which Mr. Hood retains voting power, and 250,000 shares subject to options that were exercisable on or within 60 days of February 1, 2001. Mr. Hood disclaims beneficial ownership of the shares held by the Adam Belsky Irrevocable GST Exempt Trust and the shares held by his former spouse.

(6) Includes 1,000,000 shares held by Belsky Partnership, Ltd. and
    131,000 shares held by the Raymond Hood Irrevocable GST Exempt Trust, of which Mr. Belsky is the sole trustee. Mr. Belsky disclaims beneficial ownership of the shares held by the Raymond Hood Irrevocable GST Exempt Trust.

(7) Includes 364,583 shares subject to options that were exercisable on or within 60 days of February 1, 2001. Also includes 57,760 shares that Mr. Alcala has the option to purchase from GAP41 and 10,843 shares that he has the option to purchase from GAPCO.

(8) Consists of 105,000 shares subject to options that were exercisable on or within 60 days of February 1, 2001. Mr. Gattelaro ceased serving as the Senior Vice President, Professional Services--Americas and as an executive officer of the Company on January 2, 2001, and his employment with the Company terminated on March 31, 2001. Mr. Gattelaro's address is
    5805 Dorset Drive, Plano, Texas 75093.

(9) Includes 100,000 shares subject to options that were exercisable on or within 60 days of February 1, 2001, 1,000 shares held by Mr. Wright as custodian for Genevieve E. Wright, Mr. Wright's daughter, 1,000 shares held by Mr. Wright as custodian for Katherine A. Wright, Mr. Wright's daughter, and 500 shares held by Mr. Wright as custodian for Alexandra C. Wright, Mr. Wright's daughter.

(10) Includes 60,000 shares subject to options that were exercisable on or within 60 days of February 1, 2001, 688 shares held by John W. Sherman, Mr. Sherman's son, 500 shares held by Kathleen E. Sherman, Mr. Sherman's daughter, and 500 shares held by Susan E. Sherman, Mr. Sherman's daughter. Mr. Sherman's employment with the Company terminated on March 31, 2001. Mr. Sherman's address is 4 Harvest Way, Westborough, Massachusetts 01581.

(11) Includes 18,750 shares subject to options that were exercisable on or within 60 days of February 1, 2001. Mr. Rodek's address is c/o Hyperion Solutions Corporation, 1344 Crossman Avenue, Sunnyvale, California 94089.

(12) Includes 18,750 shares subject to options that were exercisable on or within 60 days of February 1, 2001. Mr. Besier's address is c/o Firepond, Inc., 890 Winter Street, Waltham, Massachusetts 02451.

(13) Includes 991,979 shares subject to options that were exercisable on or within 60 days of February 1, 2001.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. Currently there are three Class I directors, whose terms expire at this Annual Meeting of Stockholders, three Class II directors, whose terms expire at the 2002 annual meeting of stockholders, and four Class III directors, whose terms expire at the 2003 annual meeting of stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

    The persons named in the enclosed proxy will vote to elect Adam C. Belsky, Michael J. Durham and Jeffrey R. Rodek as Class I directors, unless authority to vote for the election of the nominees is withheld by marking the proxy to the effect. Messrs. Belsky, Durham and Rodek are currently Class I directors of the Company. They have indicated their willingness to serve, if elected, but if they should be unable or unwilling to stand for election, proxies may be voted for substitute nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

DIRECTORS OF THE COMPANY

    Set forth below, for each director of the Company (including the nominees for Class I director), is each director's respective name, age, positions with the Company, principal occupation, business experience during the past five years, the names of other publicly held corporations of which such person is a director and the year during which each such person first became a director of the Company:

    NOMINEES FOR CLASS I DIRECTORS (NOMINATED FOR TERMS TO EXPIRE AT THE 2004 ANNUAL MEETING)

    ADAM C. BELSKY, age 40, has served as a director of the Company since September 1997 and served as the Company's Senior Vice President, Mergers and Acquisitions from November 1999 to October 2000. From September 1997 to
November 1999, Mr. Belsky served as the Company's Senior Vice President, Chief Financial Officer and Treasurer. From September 1997 to August 1998, Mr. Belsky also served as the Company's Secretary. From 1990 to September 1997, Mr. Belsky served as chief financial officer of Neptune Systems, Inc., a provider of supply chain execution software and services and predecessor of the Company, which he co-founded with Mr. Hood, the Company's Chief Executive Officer.

    MICHAEL J. DURHAM, age 50, has served as a director of the Company since January 2001. Since October 1999, Mr. Durham has served as president and chief executive officer of Cognizant Associates, a sole proprietor consulting company. From October 1996 until October 1999, Mr. Durham served as director, president and chief executive officer of Sabre Holdings Corporation, and from March 1995 through July 1996 served as Sabre's president. From 1989 to 1995, Mr. Durham was senior vice president and treasurer of AMR Corporation, and senior vice president of finance and chief financial officer of American Airlines.

    JEFFREY R. RODEK, age 47, has served as a director of the Company since October 1998. Since August 1999, Mr. Rodek has served as chairman of the board and chief executive officer of Hyperion Solutions Corporation, a leading business analysis software company. Prior to joining Hyperion, Mr. Rodek served as president and worldwide chief operating officer of Ingram Micro, Inc. from December 1994 to October 1999. From July 1991 through September 1994, he served as senior vice president, Americas and the Caribbean for Federal Express Corporation.

    CLASS II DIRECTORS (TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING)

    LYLE A. BAACK, age 58, has served as the Chairman of the Company's Board of Directors since September 1997. From August 1980 to September 1997, Mr. Baack served as president and chief executive officer of Dallas Systems, a provider of supply chain execution software and services and predecessor of the Company, which he founded.

    J. MICHAEL CLINE, age 41, has served as a director of the Company since September 1997. Since December 1999, Mr. Cline has been the managing partner of Accretive Technology Partners, a private equity investment firm. From 1989 to 1999, Mr. Cline served as a managing member of General Atlantic Partners, LLC, a private equity investment firm. Mr. Cline also serves on the board of directors of Manugistics Group, Inc., Brio Technology, Inc., Exult, Inc., Firepond, Inc. and several private companies.

    JAY C. HOAG, age 42, has served as a director of the Company since September 1999. Since June 1995, Mr. Hoag has been a general partner of Technology Crossover Ventures, a venture capital firm. From 1982 to 1994, Mr. Hoag served in a variety of capacities at Chancellor Capital Management, Inc. Mr. Hoag also serves on the board of directors of Autoweb.com, Inc., eLoyalty Corporation, Expedia, Inc. and several private companies.

    CLASS III DIRECTORS (TERMS TO EXPIRE AT THE 2003 ANNUAL MEETING)

    KLAUS P. BESIER, age 49, has served as a director of the Company since December 1998. Mr. Besier has served as chairman of the board of directors of FirePond, Inc., a leading global provider of integrated e-business selling solutions, since October 1999, and as president, chief executive officer and a director of FirePond since July 1997. From 1996 to 1997, Mr. Besier was chairman, president and chief executive officer of Primix Solutions, Inc., an Internet-enabled software company. From 1991 to 1996, Mr. Besier held various senior management positions, including president and chief executive officer from 1993 to 1996, of SAP America, Inc., a subsidiary of SAP AG, a leading provider of business applications software. Mr. Besier also serves on the board of directors of Intelligroup, Inc.

    GREGORY A. BRADY, age 40, has served as a director of the Company since November 2000. Since May 1999, Mr. Brady has served as president of i2 Technologies, Inc., a global provider of e-business solutions. Mr. Brady joined i2 in December 1994 as president, field operations and became president, worldwide operations in September 1996. From 1988 until joining i2 in 1994, Mr. Brady held a variety of positions with Oracle Corp., an enterprise application software vendor, most recently serving as vice president of worldwide applications marketing.

    STEVEN A. DENNING, age 52, has served as a director of the Company since September 1997. Mr. Denning is the executive managing member of General Atlantic Partners, LLC, a private equity investment firm that invests in Internet and information technology companies on a global basis, and has been with General Atlantic and its predecessors since 1980. Mr. Denning also serves on the board of directors of Eclipsys Corporation, Exult, Inc., Infogrames, Inc., Manugistics Group, Inc. and several private information technology companies.

    RAYMOND R. HOOD, age 41, has served as the Company's Chief Executive Officer and as a director of the Company since September 1997. Mr. Hood also served as the Company's President from September 1997 to April 2001. From 1990 to September 1997, Mr. Hood served as chief executive officer of Neptune
Systems, Inc., a provider of supply chain execution software and services and predecessor of the Company, which he co-founded with Mr. Belsky, also a director of the Company. Prior to 1990, Mr. Hood was a partner at Microtek.

    There are no family relationships among any of the executive officers or directors of the Company.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors met five times and acted on one occasion by unanimous written consent during the fiscal year ended December 31, 2000. Each incumbent director, other than Steven A. Denning, attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he then served held during the period for which he has been a director.
Mr. Denning attended 66.7% of the total number of meetings of the Board of Directors and of the committees on which he then served.

    The Company has a standing Audit Committee of the Board of Directors (the "Audit Committee"), which, among other things, recommends independent auditors, reviews with the independent auditors the scope and results of the audit, monitors the Company's financial policies and internal control procedures and reviews and monitors the provision of non-audit services by the Company's auditors. During the fiscal year ended December 31, 2000, the members of the Audit Committee were Messrs. Cline, Denning and Rodek. Mr. Durham was appointed as an additional member of the Audit Committee on January 2, 2001. The Audit Committee met once during the fiscal year ended December 31, 2000.

    The Company has a standing Compensation Committee of the Board of Directors (the "Compensation Committee"), which reviews and recommends salaries, bonuses and other compensation for the Company's officers. The Compensation Committee also acts as the Stock Option Committee for option grants to executive officers and determines which executive officers should be granted options and the terms and conditions of those option grants. From January 1 until May 9, 2000, the members of the Compensation Committee were Messrs. Baack, Besier, Cline and Denning. On May 9, 2000, Messrs. Baack and Denning resigned from the Compensation Committee and Mr. Hoag was appointed as a member of the committee. The Compensation Committee met once and acted on one occasion by unanimous written consent during the fiscal year ended December 31, 2000.

    The Company has a standing Employee Stock Option Committee of the Board of Directors (the "Employee Stock Option Committee"), which determines option grants, and the terms and conditions of those grants, to employees, other than executive officers determined by the Compensation Committee. From January 1 until August 9, 2000, the members of the Employee Stock Option Committee were Messrs. Belsky and Hood. From August 10 until November 13, 2000, the Board of Directors did not have an Employee Stock Option Committee. On November 14, 2000, the Board of Directors reconstituted the Employee Stock Option Committee with Messrs. Baack and Hood as the only members. The Employee Stock Option Committee met six times and acted on one occasion by unanimous written consent during the fiscal year ended December 31, 2000.

    The Company does not have a standing Nominating Committee of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From January 1 until May 9, 2000, the members of the Compensation Committee were Messrs. Baack, Besier, Cline and Denning. Mr. Baack has served as the Chairman of the Board of Directors of the Company since 1997. From August 1980 to September 1997, Mr. Baack served as president and chief executive officer of Dallas Systems Corporation, a predecessor of the Company. On May 9, 2000, Messrs. Baack and Denning resigned from the Compensation Committee and Mr. Hoag was appointed as a member of the committee. The current members of the Compensation Committee are Messrs. Besier, Cline and Hoag, three of the Company's non-employee directors.

COMPENSATION OF DIRECTORS

    Directors currently do not receive any cash compensation for their services as directors; however, directors are reimbursed for reasonable expenses incurred in attending board and committee meetings. The Company grants stock options to the non-employee members of the Company's Board of Directors under the Company's stock option plan for non-employee directors. During the fiscal year ended December 31, 2000, options to purchase 50,000 shares of Common Stock at an exercise price of $18.00 per share were granted to Mr. Brady.

                             EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION

    The following table sets forth the total compensation paid or accrued for the two fiscal years ended December 31, 2000 and 1999 for (i) the Company's Chief Executive Officer and (ii) other than the Chief Executive Officer, the Company's four most highly compensated executive officers who were serving as executive officers of the Company on December 31, 2000 and whose individual total salary and bonus exceeded $100,000 during such fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                  AWARDS(3)
                                                     COMPENSATION(2)             ------------
                                            ----------------------------------    SECURITIES
NAME AND                          FISCAL                          OTHER ANNUAL    UNDERLYING       ALL OTHER
PRINCIPAL POSITION(1)              YEAR      SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION(4)
---------------------            --------   --------   --------   ------------   ------------   ---------------
Raymond R. Hood................    2000     $230,177         --     $ 83,741(5)         --          $8,509
  President and Chief Executive    1999     $184,039   $ 15,000     $105,679(6)         --          $9,202
    Officer

David E. Alcala................    2000     $175,000   $100,000           --       100,000              --
  Senior Vice President,           1999     $175,008   $220,943(7)         --       50,000              --
    Business Development

Richard J. Sherman(8)..........  2000..     $175,000   $ 65,000           --            --          $8,500
  Senior Vice President,           1999     $ 83,126   $ 29,792           --       125,000              --
    Marketing

Frederick S. Gattelaro(9)......  2000..     $200,000   $  5,875           --       300,000          $5,147
  Senior Vice President,           1999     $ 87,169   $ 10,000           --            --          $4,358
    Professional Services--
    Americas

Christopher F. Wright..........  2000..     $185,500   $ 10,898           --            --          $8,500
  Senior Vice President,           1999     $180,250   $ 18,750           --        80,000          $9,725
    Administration, General
    Counsel and Secretary

--------------------------

(1) Lists the principal position with the Company as of December 31, 2000.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits have been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Executive Officer for the fiscal year.

(3) The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the years ended December 31, 1999 and 2000.

(4) Represents the value of the Company's contribution to the 401(k) accounts of the Named Executive Officers.

(5) Includes a housing allowance of $38,610, housing-related expenses of $5,005, automobile leasing payments of $23,865, accounting fees of $12,354 and life insurance payments of $3,907.

(6) Includes a housing allowance of $51,480, housing-related expenses of $3,539, automobile leasing payments of $20,350, accounting fees of $12,500, legal fees of $17,258 and life insurance payments of $552.

(7) Represents bonus and sales commissions.

(8) Mr. Sherman's employment with the Company terminated on March 31, 2001.

(9) Mr. Gattelaro ceased serving as the Senior Vice President, Professional Services--Americas and as an executive officer of the Company on January 2, 2001, and his employment with the Company terminated on March 31, 2001.

OPTION GRANTS

    The following table sets forth certain information regarding grants of stock options during the fiscal year ended December 31, 2000 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE
                                 ------------------------------------------------------     AT ASSUMED ANNUAL RATES
                                 NUMBER OF    PERCENT OF TOTAL                                  OF STOCK PRICE
                                   SHARES         OPTIONS                                      APPRECIATION FOR
                                 UNDERLYING      GRANTED TO      EXERCISE                       OPTION TERM(2)
                                  OPTIONS       EMPLOYEES IN     PRICE PER   EXPIRATION   ---------------------------
NAME                              GRANTED       FISCAL YEAR      SHARE(1)       DATE           5%            10%
----                             ----------   ----------------   ---------   ----------   ------------   ------------
Raymond R. Hood................        --             --              --            --             --             --

David E. Alcala(3).............   100,000            3.6%          $8.00        8/2/10     $  503,116     $1,274,994

Richard J. Sherman.............        --             --              --            --             --             --

Frederick S. Gattelaro.........    40,000            1.4%          $3.00       1/11/10     $  401,246     $  709,998

                                  260,000            9.4%          $3.00       1/11/10     $2,608,101     $4,614,984

Christopher F. Wright..........        --             --              --            --             --             --

------------------------

(1) The exercise price per share of each option was equal to the fair market value per share of Common Stock on the date of grant, as determined by the Company's Board of Directors on the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This presentation also assumes that the market value of a share of Common Stock on each option grant date equaled $8.00, the initial public offering price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercises of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

(3) Mr. Alcala's option vests in four equal annual installments beginning on the first anniversary of the date of grant. In accordance with the terms of Mr. Alcala's employment agreement, this option terminates two years following the termination of Mr. Alcala's employment for any reason and shall be exercisable during such period to the extent that it was vested on the date of termination.

(4) Mr. Gattelaro's employment with the Company terminated on March 31, 2001. Mr. Gattelaro's option to purchase 40,000 shares of Common Stock was vested in full on the date of grant and his option to purchase 260,000 shares of Common Stock vested as to 25% of the shares on January 1, 2001 and, as a result of the termination of his employment, will not further vest. These options terminate on the date three months following March 31, 2001.

OPTION YEAR END VALUES

    The following table sets forth the number and value of unexercised options held by each of the Named Executive Officers on December 31, 2000. None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2000.

                         FISCAL YEAR END OPTION VALUES

                                                     NUMBER OF SHARES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT               IN-THE-MONEY OPTIONS
                                                      FISCAL YEAR END            AT FISCAL YEAR END(1)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Raymond R. Hood...............................    250,000        250,000              --             --
David E. Alcala...............................    364,583        125,000      $4,360,413     $  750,000
Richard J. Sherman............................     60,000         65,000      $  600,000     $  650,000
Frederick S. Gattelaro........................     40,000        260,000      $  400,000     $2,600,000
Christopher F. Wright.........................    100,000         60,000      $  880,000     $  560,000

------------------------

(1) Based on the fair market value of the Common Stock on December 31, 2000 ($13.00 per share), less the option exercise price, multiplied by the number of shares underlying the options.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with the following executive officers.

    RAYMOND R. HOOD. Effective July 1, 2000, the Company entered into an employment agreement with Raymond R. Hood, the Company's Chief Executive Officer. The employment agreement provides for an initial term expiring on June 30, 2003 and automatically renews for successive one-year terms unless terminated by either the Company or Mr. Hood upon 90 days' written notice prior to renewal. Under the employment agreement, Mr. Hood will receive an initial base salary of $250,000 per year, and is eligible to receive a bonus at a target level equal to the base salary, based on criteria mutually agreed upon by Mr. Hood and the Board of Directors of the Company. The employment agreement also provides that the Company shall use its best efforts to cause Mr. Hood to be nominated for election to the Board of Directors and to be so elected for so long as he remains an employee of the Company. Mr. Hood's employment agreement provides that he may be terminated by the Company for cause upon written notice and after an opportunity to cure, or upon 30 days' prior written notice without cause. If the Company terminates Mr. Hood's employment without cause or if Mr. Hood terminates his employment for good reason, the Company will pay severance to Mr. Hood in the amount of one year's base salary and bonus and a portion of Mr. Hood's unvested options will vest. If the Company terminates
Mr. Hood's employment without cause or Mr. Hood terminates his employment for good reason within one year of a change of control, in addition to the consideration in the preceding sentence, all of Mr. Hood's unvested stock options will immediately vest, and all outstanding loans described below made pursuant to his employment agreement will be forgiven. If Mr. Hood's employment is terminated due to his death or disability, the Company will pay to him or his executors, legal representatives or administrators one year's base salary and bonus, all outstanding loans described below made pursuant to his employment agreement will be forgiven and all of Mr. Hood's unvested stock options will immediately vest. The employment agreement also includes a covenant by Mr. Hood to protect the Company's confidential information, and for a period of one year following termination of his employment, not to solicit the Company's employees, customers or vendors nor compete with the Company.

    Under the terms of Mr. Hood's employment agreement, Mr. Hood has the right to receive a loan of up to $620,000, at an annual interest rate of 8.5% per year, which must be repaid by July 2003. From December 1999 through November 2000, Mr. Hood borrowed amounts of $20,000 to $450,000 from the Company, which now total $620,000, all of which is currently outstanding at an annual interest rate of 8.5%. Mr. Hood has pledged 45,000 shares of the Company's common stock as security for the entire amount of his loan.

    DAVID E. ALCALA. Effective November 18, 1996, the Company entered into an employment agreement, which was amended on September 11, 1997, with David E. Alcala, the Company's Senior Vice President, Business Development. Mr. Alcala currently receives an annual base salary of $175,000 and an annual bonus of $100,000. The current term of Mr. Alcala's employment agreement expires on December 31, 2001 and automatically renews for successive one-year terms unless terminated by either the Company or Mr. Alcala upon 180 days' written notice prior to renewal. Mr. Alcala's employment may also be terminated by the Company, with or without cause, upon 90 days' prior written notice. If the Company terminates Mr. Alcala's employment without cause, the Company will make a severance payment to Mr. Alcala in an amount equal to the greater of his remaining base salary for the term of his employment agreement or $160,000. However, Mr. Alcala, in his discretion, may waive the Company's obligation to make such severance payment for the right to terminate all non-competition provisions in the employment agreement. If Mr. Alcala is terminated for any reason, any further vesting of his stock options shall cease as of his termination date and those options that have vested will be exercisable for two years. The employment agreement also includes a covenant by Mr. Alcala to protect the Company's confidential information, and for a period of two years following termination of his employment, not to solicit the Company's employees, customers or vendors nor compete with the Company. If Mr. Alcala's employment is terminated by the Company for cause, his covenant not to compete with the Company terminates on the date of termination of his employment.

    CHRISTOPHER F. WRIGHT. On July 13, 1998, the Company entered into an employment agreement with Christopher F. Wright, the Company's Senior Vice President, Administration, General Counsel and Secretary. Mr. Wright currently receives an annual base salary of $185,500 and is eligible to receive annual bonus at a target level equal to his base salary under the Company's incentive compensation plan payable in the form of cash and stock options. The employment agreement provides for an initial term expiring on July 12, 2001 and automatically renews for successive one-year terms unless terminated by either the Company or Mr. Wright upon 90 days' written notice prior to renewal.
Mr. Wright's employment agreement provides that he may be terminated by the Company for cause upon written notice and, under certain circumstances, after an opportunity to cure, or upon 90 days' prior written notice without cause. Upon termination of his employment agreement for any reason other than his death, including a change of control, Mr. Wright will receive severance equal to one year's base salary. In the event of either a change in control of the Company or a termination of the agreement due to death, disability or by the Company without cause, all of Mr. Wright's options will immediately vest. If the employment agreement is terminated for any reason and Mr. Wright chooses to return to the private practice of law at any time during the year following his termination, the Company, at Mr. Wright's option, will engage Mr. Wright's firm to perform legal services for two years following the beginning of this engagement. The employment agreement also includes a covenant by Mr. Wright to protect the Company's confidential information, and for a period of two years following termination of his employment, not to solicit the Company's employees, customers or vendors nor compete with the Company.

    MICHAEL A. BURSTEIN. Effective August 9, 1999, the Company entered into an employment agreement with Michael A. Burstein, the Company's Senior Vice President, Finance, Chief Financial Officer and Treasurer. The employment agreement shall remain in effect until terminated in accordance with the terms thereof. Mr. Burstein currently receives an initial base salary of $195,000 per year, and is eligible to receive a bonus at a target level equal to the base salary under the Company's incentive compensation plan to be paid in the form of cash and stock options. Mr. Burstein's employment agreement provides that he may be terminated by the Company upon written notice for cause, or upon six month's prior written notice without cause. If the Company terminates Mr. Burstein's employment without cause, the Company shall pay him one week's salary for each year of employment up to a maximum of five years and two weeks' salary for each year of employment greater than five years. The employment agreement includes a covenant by Mr. Burstein to protect the Company's confidential information and for a period of two years following termination of his employment, not to solicit the Company's employees, customers or vendors nor compete with the Company.

    In October 2000, Mr. Burstein borrowed $250,000 from the Company, all of which is currently outstanding at an annual interest rate of 8.5%. This loan matures in October 2004 and is secured by shares of capital stock of the Company underlying certain options currently held by Mr. Burstein.

    KENNETH J. POWELL. Mr. Powell joined the Company on March 29, 2001, and currently serves as President and Chief Operating Officer. We have agreed to pay Mr. Powell a base salary of $275,000 per year and a target bonus of $225,000, to be determined based on mutually agreed management business objectives. On
March 29, 2001, we granted Mr. Powell an option to purchase 1,000,000 shares of our Common Stock at an exercise price of $5.50 per share. The option vests as to 25% of the shares on the first anniversary of the date of grant and as to the remaining shares monthly on a pro rata basis over the following three years, provided that upon a change in control of the Company, the option shall vest with respect to 50% of the then unvested shares. In the event that Mr. Powell's employment with the Company is terminated following a change in control, the option will vest in full and the Company will pay Mr. Powell 12 months' base salary as severance. Mr. Powell has agreed to protect the Company's confidential information and for a period of one year following termination of his employment, not to solicit the Company's employees, customers or vendors nor compete with the Company.

    MARK R. WEASER. Effective October 18, 2000, the Company entered into an amended and restated employment agreement with Mark R. Weaser, the Company's Senior Vice President, International Operations. The employment agreement provides for an initial term expiring on October 17, 2001 and automatically renews for successive one-year terms unless terminated by either the Company or Mr. Weaser upon 90 days' written notice prior to renewal. Under the employment agreement Mr. Weaser will receive an initial base salary of $185,000 per year, and is eligible for a bonus at a target level equal to 40% of his base salary under the Company's incentive compensation plan. Mr. Weaser's employment agreement also provides for an annual housing allowance of up to 126,000 Singapore dollars and an annual automobile allowance of up to 27,012 Singapore dollars. Mr. Weaser's employment may be terminated by the Company upon written notice for cause or upon 30 days' prior written notice without cause. If the Company terminates Mr. Weaser's employment without cause, Mr. Weaser is entitled to receive twelve months' base salary and housing and automobile allowances and all of his unvested options will immediately vest. If Mr. Weaser's employment is terminated due to his death or disability, all of his unvested options will immediately vest and he or his executors, legal representatives or administrators will continue to receive housing and automobile allowances for a period of twelve months. The employment agreement also provides that upon a change of control of the Company, all of Mr. Weaser's unvested options will immediately vest. The employment agreement also includes a covenant by Mr. Weaser to protect the Company's confidential information and for a period of one year following termination of his employment, not to solicit the Company's employees, customers or vendors nor compete with the Company.

    RICHARD J. SHERMAN. On July 2, 1999, the Company entered into an employment agreement with Richard J. Sherman, the Company's former Senior Vice President, Marketing. Mr. Sherman's employment with the Company terminated on March 31, 2001. Under the terms of his employment agreement, Mr. Sherman received a base salary of $175,000 in 2000 and a non-recoverable draw against a bonus of $65,000 in 2000. In accordance with his employment agreement, Mr. Sherman is entitled to receive a total of $120,000 payable in six equal monthly installments following termination of his employment. The employment agreement also provides that Mr. Sherman will protect the Company's confidential information, and for a period of one year following termination of his employment, not solicit the Company's employees, customers or vendors nor compete with the Company.

    FREDRICK S. GATTELARO. On December 4, 1999, the Company entered into a letter agreement with Fred Gattelaro, the Company's former Senior Vice President, Professional Services--Americas, regarding the terms of his employment with the Company. Under the terms of the agreement, which has no stated term, Mr. Gattelaro received an annual base salary of $200,000 in 2000 and was eligible to receive a bonus at a target level equal to 50% of his base salary. Mr. Gattelaro resigned from his position as the Company's Senior Vice President, Professional Services--Americas on January 2, 2001, and his employment with the Company terminated on March 31, 2001. Mr. Gattelaro has agreed that he will protect the Company's confidential information, and for a period of one year following termination of his employment, not solicit the Company's employees, customers or vendors nor perform services for certain competitors of the Company.

                              CERTAIN TRANSACTIONS

    From August 1997 to October 29, 1999, the Company leased office space in Dallas, Texas from LAB Holdings, Inc., an entity owned and controlled by Lyle Baack, the Company's Chairman of the Board. On October 27, 1999, the lease was terminated and in connection with such termination the Company agreed to pay LAB Holdings a total of $852,047. The Company's final payment under this agreement was made in June 2000.

    The Company has entered into, or currently intends to enter into, indemnification agreements with each of its directors and current executive officers, pursuant to which the Company will indemnify each director and executive officer in connection with his or her service as a director or executive officer of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"), which is composed of three non-employee directors of the Company. The Compensation Committee is responsible for reviewing and recommending the salary, bonus and other compensation of the Company's executive officers. The Compensation Committee also determines which executive officers should be granted options and the terms and conditions of those option grants. In reviewing the salary, bonus and other compensation of the Company's executive officers, the Compensation Committee receives and considers input from the Company's Chief Executive Officer. The Company's executive compensation program is comprised of several elements designed to align the interests of the executive officers with those of the Company's stockholders, to encourage and reward superior performance and to attract, retain and reward executives who are critical for the continued growth and success of the Company. In 2000, these elements consisted of a combination of base salary, cash bonuses and stock options.

    The base salaries for executive officers are established after consideration of factors such as the executive's scope of responsibilities, the executive's current and future contributions to the Company's achievement of financial results, the executive's performance in the prior year, the competitiveness in the marketplace for similar skills and abilities, the historical salary actions and relative salary levels of similar positions within the Company, and for executive officers other than the Chief Executive Officer, the recommendations from the Company's Chief Executive Officer. The base salary for certain of the Company's executive officers is established by the terms of an employment agreement with the Company. Increases in base salary are generally based upon enhanced individual performance targets, maintaining a competitive base salary with the external marketplace and increases in an executive's scope of responsibilities.

    The Company believes that it is important to tie a significant portion of the compensation of executive officers to the attainment of corporate success, thus aligning the objectives and rewards of Company executives with those of the stockholders of the Company. The Company awards executive bonuses based on three alternative approaches. First, certain executive officers, including the Company's Chief Executive Officer, are eligible to receive bonuses based upon overall business performance against the Company's goals and the extent to which each executive meets certain personal performance measurements, and for executive officers other than the Chief Executive Officer, the recommendations from the Company's Chief Executive Officer. Second, other executive officers are eligible to receive bonuses under the Company's incentive compensation plan. The Company has established an incentive compensation plan that covers the Company's employees who are not eligible for commissions, including certain executive officers. The incentive compensation plan provides for the payment of bonuses in the event that the Company achieves specified profitability goals. Individual bonus targets are established as a percentage of salary. Bonus targets for eligible executive officers range from 40% to 100% of salary. The Company has the right to elect to pay bonuses to eligible executive officers with targets greater than 40% of salary in cash or stock options with respect to the excess over 40%. For the Company's performance during calendar year 2000, the Company paid to all eligible employees, including eligible executive officers, approximately 6% of their respective annual target bonuses. Third, certain of the Company's executive officers are entitled to bonuses under the terms of their employment agreements.

    The Company entered into an employment agreement with Mr. Hood, the Company's Chief Executive Officer, effective July 1, 2000. The employment agreement provides for an annual base salary of $250,000. Mr. Hood's base salary for the first half of 2000 was determined by the Compensation Committee after consideration of the same factors considered in the determination of base salary levels for the other executive officers. Mr. Hood's employment agreement also provides for a bonus at a target level equal to 100% of his base salary. The Compensation Committee determined not to pay Mr. Hood a bonus for 2000, based on the Company's performance.

    The Board of Directors of the Company authorized the Compensation Committee to grant incentive and non-statutory stock options under the Company's 1997 Incentive and Non-Qualified Stock Option Plan (the "Employee Plan") to executive officers of the Company. The Compensation Committee determines the price and terms at which such options are granted. The Compensation Committee uses stock options as an element of the compensation package of executive officers because it believes options provide an incentive to executives to maximize stockholder value and because options compensate executives only to the extent that the Company's stockholders receive a return on their investment. Moreover, because options granted to executive officers generally become exercisable over a four-year period and terminate upon or shortly after the termination of the executive's employment with the Company, stock options serve as a means of retaining these executives. In determining the total number of shares of common stock to be covered by option grants to executive officers in a given year, the Compensation Committee takes into account the number of outstanding shares of common stock, the number of shares reserved for issuance under the Company's Employee Plan, recommendations of management concerning option grants to employees other than the executive officers and the Company's projected hiring needs for the coming year. In making individual stock option grants to executives, the Compensation Committee considers the same factors considered in the determination of base salary levels, as well as the stock and option holdings of each executive and the remaining vesting schedule of such executive's options.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the compensation granted to the Company's executive officers through option issuances under the Employee Plan in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, the Compensation Committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the Section 162(m) limit when the Compensation Committee believes such payments are appropriate and in the best interests of its stockholders, after taking into consideration changing business conditions and the performance of its employees. In any event, there can be no assurance that compensation attributable to stock options granted under the Employee Plan will qualify as performance-based compensation exempt from Section 162(m).

    By the Compensation Committee of the Board of Directors of the Company,

                                          KLAUS P. BESIER
                                          J. MICHAEL CLINE
                                          JAY C. HOAG

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee of the Company's Board of Directors was established in October 1997, by a vote of the Board of Directors, and is composed of four independent, non-employee members, one of whom was added to the Committee in January 2001. The Audit Committee acts under a written charter first adopted and approved in May 2000, a copy of which is attached to this proxy statement as APPENDIX A. The members of the Audit Committee are independent directors, as defined by the rules of the Nasdaq Stock Market.

    The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended December 31, 2000 and discussed these financial statements with the Company's management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Ernst & Young LLP, the Company's independent auditors.

    The Company's independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors' independence.

    Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

    By the Audit Committee of the Board of Directors of the Company,

                                          J. MICHAEL CLINE
                                          STEVEN A. DENNING
                                          MICHAEL J. DURHAM
                                          JEFFREY R. RODEK

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the Common Stock of the Company from August 4, 2000 (the date the Common Stock of the Company commenced public trading) through December 31, 2000 (the end of the most recent fiscal year) with the cumulative total return during this period of
(i) the Nasdaq Stock Market (U.S.) Index and (ii) the Nasdaq Computer & Data Processing Index. This graph assumes the investment of $100 on August 4, 2000 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq
Computer & Data Processing Index, and assumes dividends are reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

       AMONG EXE TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 EXE             NASDAQ STOCK        NASDAQ COMPUTER &
          TECHNOLOGIES, INC.  MARKET (U.S.) INDEX  DATA PROCESSING INDEX
8/4/00               $100.00              $100.00                $100.00
8/31/00              $220.78              $113.72                $110.01
9/29/00              $184.62               $98.95                $100.56
10/31/00             $220.00               $90.78                 $92.01
11/30/00             $192.31               $69.99                 $66.91
12/29/00             $160.00               $66.30                 $62.22

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ended December 31, 2001. Ernst & Young LLP has served as the Company's independent auditors since 1997. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS BELIEVES THAT THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001 IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

    AUDIT FEES

    Ernst & Young LLP billed the Company an aggregate of $333,500 in fees for professional services rendered in connection with the audit of the Company's financial statements and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Ernst & Young LLP did not perform any professional services for the Company and its affiliates during the fiscal year ended December 31, 2000 in connection with financial information systems design or implementation, the operation of the Company's information systems or the management of its local area network.

    ALL OTHER FEES

    Ernst &Young LLP billed the Company an aggregate of $572,488 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2000, consisting of audit related services of $419,532 and non-audit services of $152,956. Audit related fees generally include fees and expenses for statutory audits, accounting consultations and registration statements filed with the Securities and Exchange Commission. Non-audit services primarily consist of tax compliance and consulting services.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on its review of reports filed by "reporting persons" of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), the Company believes that for the year ended December 31, 2000 all filings required to be made by reporting persons were timely made in accordance with the requirements of Section 16(a), except that Mr. Brady, a director of the Company, did not report ownership of 5,000 shares of Common Stock on his initial Form 3. Mr. Brady filed an amendment to his Form 3 reporting ownership of the shares on April 6, 2001.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and, as required by law, the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

       STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

    Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for inclusion in the Company's proxy materials for its 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company at the principal offices of the Company no later than January 7, 2002.

    Written notice of proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act for consideration at the 2002 Annual Meeting of Stockholders must have been received by the Company on or before March 23, 2002 in order to be considered timely for purposes of Rule 14a-4 under the Exchange Act. The persons designated in the Company's proxy card will be granted discretionary authority with respect to any stockholder proposal with respect to which the Company does not receive timely notice.

                                          By Order of the Board of Directors,

                                          /s/ Christopher F. Wright

                                          Christopher F. Wright, Secretary

April 30, 2001

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      APPENDIX A

                             EXE TECHNOLOGIES, INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

    The Audit Committee (the "Committee") is a committee of the Board of Directors of EXE Technologies, Inc. (the "Company"). Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities to the stockholders, relating to corporate accounting, reporting practices of the Company, the quality and integrity of the financial reports of the Company, the systems of internal controls which management and the Board of Directors has established and the audit process. The execution of these responsibilities is further enumerated below.

COMPOSITION

    The membership of the Committee shall consist of at least three members of the Board of Directors, all of whom shall be independent, who shall serve at the pleasure of the Board of Directors. Independence shall be defined as directors who are free from any relationship that would interfere with the exercise of independent judgment as a Committee member. Committee members and the chairman shall be designated by the full Board of Directors.

AUTHORITY

    The Committee is granted authority to investigate any activity of the Company. The Committee shall be empowered to retain persons, as necessary, to assist in fulfilling its responsibilities. All employees are directed to cooperate as requested by members of the Committee or persons empowered by the Committee.

ATTENDANCE

    Members of the Committee are to be present, in person or telephonically, at all meetings. As necessary, the Chairman may request that members of management, internal auditors and/or representatives of the independent auditors be present at Committee meetings.

MEETINGS

    The Committee is to meet four times per year, with additional meetings when circumstances require, as determined by the Chairman. Minutes of each meeting are to be prepared by or under the delegation of the Secretary of the Company. The Secretary will maintain a permanent record of minutes and will distribute minutes to members of the Committee and directors who are not members of the Committee. The Committee is expected to:

1. Provide an open avenue of communication between the independent auditor and the Board of Directors.

2. Review annually and recommend to the Board of Directors as appropriate, an update of Audit Committee's charter.

3. Recommend to the Board of Directors the independent auditor to be nominated for approval at the Company's annual meeting of stockholders and approve the compensation of the independent auditor.

4. Review the performance of the independent auditor and approve any proposed discharge of the independent auditor when circumstances warrant.

5. Review and take appropriate action to oversee the independence of the independent auditor, including, without limitation:

    a. Receiving a formal written statement from the independent auditor delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Statement No. 1.

    b. Actively engaging in a dialog with the independent auditor with respect to any disclosed relationships or services that may have an impact on the objectivity and independence of the independent auditor.

6. Inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

7. Consider, in consultation with the independent auditor, the audit scope and plan of the independent auditor.

8. Consider and review with the independent auditor, out of the presence of management:

    a. The adequacy of the Company's internal controls, including computerized information system controls and security.

    b. Any related significant findings and recommendations of the independent auditor together with management's responses thereto.

    c. The independent auditor's judgment about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

9. Review with management and the independent auditor at the completion of the annual examination:

    a.  The Company's annual financial statements and related footnotes.

    b. The independent auditor's audit of the financial statements and its report thereon.

    c. Any significant changes required in the independent auditor's audit plan.

    d. Any significant difficulties encountered during the course of the audit (including any restriction on the scope of work or access to required information).

    e. Any significant disagreement among management and the independent auditor in connection with preparation of the financial statements.

    f. Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards.

10. Recommend to the Board of Directors whether the Company's audited financial statements should be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission (the "SEC").

11. Review the Company's SEC filings and other published documents containing the Company's annual financial statements, including any certification, report, opinion or review rendered by the independent auditor.

12. Review with management and the independent auditor the interim financial report before it is filed with the SEC or other regulators (the Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review).

13. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets and consider the results of any review of these areas by the independent auditor.

14. Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and reports received from regulators.

15. Meet with the independent auditor and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

16. Report Audit Committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.

17. At the Audit Committee's discretion, conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, auditors or others to assist it in the conduct of any investigation.

18. Instruct the independent auditor that the Board of Directors, as the stockholders' representative, is the auditor's client.

19. Perform such other functions as assigned by law, the Company's Certificate of Incorporation or By-laws, or the Board of Directors.

PROXY                        EXE TECHNOLOGIES, INC.                        PROXY

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 31, 2001

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                  BOARD OF DIRECTORS OF EXE TECHNOLOGIES, INC.

         The undersigned, revoking all prior proxies, hereby appoint(s) Raymond
R. Hood and Michael A. Burstein, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of EXE Technologies, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 8787 Stemmons Freeway, Dallas, Texas 75247 on Thursday, May 31, 2001 at 10:00 a.m., local time, and at any adjournment thereof.

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

                 PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
                  IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)
                 ----------------------------------------------

            PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.      /X/

         1. To elect the following three (3) directors as Class I Directors (except as marked below) for the ensuing three years:


                Nominees: Adam C. Belsky, Michael J. Durham and Jeffrey R. Rodek

         / /    FOR all nominees (except as marked below)     / /     WITHHOLD AUTHORITY to vote for
                                                                        all nominees

         FOR all nominees, except authority withheld
         to vote for the following nominee(s):           ____________________________


         2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.



                    / /    FOR             / /     AGAINST             / /    ABSTAIN


         Date: ________________________


         ______________________________          _______________________________
         SIGNATURE                               SIGNATURE (IF HELD JOINTLY)

         NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.